Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Independent Registered Public Accounting Firm” and “Financial Highlights” in the Prospectus of the SNAP Fund dated October 31, 2007, and “Financial Statements” in the Statements of Additional Information of the SNAP Fund and CCRF Prime Portfolio dated October 31, 2007, and to the use of our report dated August 27, 2007, included in the SNAP Fund 2007 Annual Report to shareholders, included or incorporated by reference in this Registration Statement (Form N-14) of Commonwealth Cash Reserve Fund, Inc.

Philadelphia, Pennsylvania
July 11, 2008